Exhibit 99.1

Contact:	Investors:
PXRE Group Ltd.	Citigate Sard Verbinnen
John Modin	Jamie Tully
Chief Financial Officer	212-687-8080 x236
441-296-5858	jtully@sardverb.com
john.modin@pxre.com

PXRE Group Ltd. PXRE House 110 Pitts Bay Road, Pembroke HM 08 Bermuda 441 296 5858 441 296 6162 FAX

PXRE PROVIDES PRELIMINARY ESTIMATE
OF HURRICANE KATRINA IMPACT

HAMILTON, Bermuda – September 11, 2005 – PXRE Group Ltd. (NYSE:PXT) announced today that its preliminary estimate of its net loss from Hurricane Katrina is approximately $235 million, after tax, reinsurance recoveries on its outwards reinsurance program and the impact of inwards and outwards reinstatement and additional premiums. Based on this estimate, the Company now expects to report a net loss of $85 to $100 million for 2005, assuming no additional material catastrophes occur during the rest of 2005.

The Company’s preliminary estimate of its net loss from Hurricane Katrina is based on extensive modeling, a ground-up review of all exposed reinsurance contracts and numerous discussions with PXRE’s clients. It is difficult, however, to accurately estimate losses in the immediate aftermath of any major catastrophe. The unique circumstances of Hurricane Katrina, including the unprecedented flooding, limited access by claims adjustors and the potential legal and regulatory issues, add even more uncertainty to the normal difficulties of estimating catastrophe losses. PXRE will continue to monitor the situation and provide updates if its current estimate changes materially.

Jeffrey L. Radke, President and Chief Executive Officer, stated: "Our thoughts go out to those families who have been so devastated by the impact of Hurricane Katrina. While the storm appears likely to be the most costly insured loss in history, PXRE has repeatedly demonstrated the strength of our risk management and our dedication to prompt payment of claims to our customers through numerous prior catastrophes since 1983. The strong market position we have earned through our dedication to customer service, proven risk management ability and claims paying record has allowed PXRE to thrive in the wake of prior catastrophes. We expect that the unprecedented industry losses arising from Hurricane Katrina, following on the 2004 hurricane losses, are likely to have a significant impact on reinsurance pricing, especially in our key retrocessional reinsurance business, and we believe that we are well positioned to take advantage of the opportunities that are likely to present themselves in the wake of Hurricane Katrina. Moreover, management and our Board of Directors are currently considering a capital raising plan that will allow PXRE to leverage those opportunities.”

PXRE – with operations in Bermuda, Europe and the United States – provides reinsurance products and services to a worldwide marketplace. The Company’s primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company’s shares trade on the New York Stock Exchange under the symbol "PXT."

Statements in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management. Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as "intend,""believe,""anticipate," or "expects" or variations of such words or similar expressions are based on current expectations, speak only as of the date thereof, and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, the forward-looking statements in this report should not be considered as a representation by us or any other person that the Company’s objectives or plans will be achieved. The Company cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) because of exposure to catastrophes, PXRE’s financial results may vary significantly from period to period; (ii) the Company may be overexposed to losses in certain geographic areas for certain types of catastrophe events; (iii) PXRE operates in a highly competitive environment; (iv) reinsurance prices may decline, which could affect the Company’s profitability; (v) underwriting reinsurance includes the application of judgment, the assessment of probabilities and outcomes, and assumption of correlations, which are subject to inherent uncertainties; (vi) reserving for losses includes significant estimates which are also subject to inherent uncertainties, which uncertainties are particularly acute in the wake of Hurricane Katrina; (vii) a decline in the credit rating assigned to the Company’s claim-paying ability may impact its potential to write new or renewal business; (viii) a decline in the Company’s ratings may require us to transfer premiums retained by us into a beneficiary trust or may allow clients to terminate their contract with us; (ix) the Company’s investment portfolio is subject to market and credit risks which could result in a material adverse impact on its financial position or results; (x) because PXRE depends on a few reinsurance brokers for a large portion of revenue, loss of business provided by them could adversely affect us; and the Company’s reliance on reinsurance brokers exposes us to their credit risk; (xi) the Company has exited the finite reinsurance business, but claims in respect of the business the Company wrote could have an adverse effect on its results of operations; (xii) the Company may be adversely affected by foreign currency fluctuations; (xiii) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms; (xiv) the impairment of the Company’s ability to provide collateral to cedents could affect its ability to offer reinsurance in certain markets; (xv) the reinsurance business is historically cyclical, and the Company may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, PXRE may have a shortage of underwriting capacity when premium rates are strong; (xvi) regulatory constraints may restrict the Company’s ability to operate its business; (xvii) contention by the United States Internal Revenue Service that the Company or its offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on the Company’s financial position or results; and (xviii) changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on the Company’s financial position or results. In addition to the factors outlined above that are directly related to PXRE’s business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE’s SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements. PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.

END